EXHIBIT 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	Chief Operating Officer and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD SIGNS AGREEMENT TO ACQUIRE PORTFOLIO OF SEVEN
FULL SERVICE HOTELS FOR $267.2 MILLION
Acquisition Highlights:
à	Portfolio consists of Hilton, Marriott, Embassy Suites, and Sheraton hotels in seven different markets

à	Immediately will invest approximately $40 million in capital improvement upgrades to increase revenue and market competitiveness

à	Change in property management expected to generate stronger operating margins

à	TTM NOI cap rate of 6.0% and EBITDA yield of 7.5% for value-added portfolio acquisition at below replacement cost pricing of $133,333 per key

à	Ashford’s direct hotel portfolio to increase to 81 assets totaling 15,942 rooms
DALLAS — (September 18, 2006) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that it has signed a definitive agreement to acquire seven full-service, upper-upscale hotels totaling 2,004 rooms for $267.2 million in cash ($133,333 per key) from a partnership of affiliates of Oak Hill Capital Partners, The Blackstone Group and Interstate Hotels and Resorts.
The seven hotels include the 263-room Embassy Suites Philadelphia Airport in Philadelphia, Pennsylvania, the 249-room Embassy Suites Walnut Creek in Walnut Creek, California, the 300-room Hilton Minneapolis Airport in Bloomington, Minnesota, the 375-room Sheraton Anchorage in Anchorage, Alaska, the 260-room Sheraton San Diego Mission Valley in San Diego, California, the 323-room Marriott Trumbull in Trumbull, Connecticut, and the 234-room Sheraton Iowa City in Iowa City, Iowa.
Ashford intends to invest approximately $40.0 million in revenue-generating brand improvements during the next 12 months. The purchase price represents a trailing 12-month cap rate of 6.0% on net operating income, an EBITDA yield of 7.5% and a 13.4x EBITDA multiple. Ashford will fund the acquisition with proceeds from its July 2006 follow-on offering along with property level financing. Ashford will change management of the hotels from an affiliate of Interstate Hotels and Resorts to an affiliate of Remington Lodging. The acquisition is expected to close on or before December 7, 2006.
Monty Bennett, President and CEO of Ashford Hospitality Trust, said, “This portfolio of well-branded, full-service hotels presents an attractive array of opportunities for Ashford to create value through renovations and more aggressive management of the assets. The renovations should position the properties for significant RevPAR penetration gains within their competitive
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AHT to Acquire Portfolio of Seven Full-Service Hotels

September 18, 2006
sets, while a focus on improving service and closer attention to operating expenses should result in substantial improvement in operating margin flow-through once the renovations are completed. Other strategic opportunities to create value are also being explored, such as rebranding. We believe that, with the proper physical upgrades and management, these hotels will deliver returns consistent with our investment thresholds. We find the markets, brands, initial value, and upside opportunity to be very attractive.”
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the expectation that the renovations will be completed by the end of 2007, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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